FUND ADMINISTRATION AND ACCOUNTING AGREEMENT

THIS AGREEMENT is made as of June 19, 2015 by and between Exchange Listed Funds Trust (the “Trust”), on behalf of each series listed on the Exhibit A hereto (each a “Series”) and The Bank of New York Mellon, a New York corporation authorized to do a banking business (“BNY Mellon”).

WITNESSETH:

WHEREAS, the Trust desires to retain BNY Mellon to provide for the Series the services described herein, and BNY Mellon is willing to provide such services, all as more fully set forth below;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereby agree as follows:

1.	Definitions,

Whenever used in this Agreement, unless the context otherwise requires, the following words shall have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“1940 Act” means the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean each person, whether or not an officer or an employee of the Trust, duly authorized by the Board to execute this Agreement and to give Instructions on behalf of any Series as set forth in Exhibit B hereto and each Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto. From time to time the Trust may deliver a new Exhibit B to add or delete any person and BNY Mellon shall be entitled to rely on the last Exhibit B actually received by BNY Mellon.

“BNY Mellon Affiliate” shall mean any office. branch, or subsidiary of The Bank of New York Mellon Corporation.

“Board” shall mean the Trust’s board of trustees.

“Confidential Information” shall have the meaning given in section 21 of this Agreement.

“Documents” shall mean such other documents, including but not limited to, Board resolutions, including resolutions of the Trust’s Board authorizing the execution, delivery and performance of this Agreement by the Trust, and opinions ofoutside counsel, as BNY Mellon may reasonably request from time to time, in connection with its provision of services under this Agreement.

“Instructions” shall mean Oral Instructions or written communications actually received by BNY Mellon by S.W.I.F.T., tested telex, letter, facsimile transmission, or other method or system specified by BNY Mellon as available for use in connection with the services hereunder, from an Authorized Person or person believed in good faith to be an Authorized Person.

“Investment Advisor” shall mean the entity identified by the Trust to BNY Mellon as the entity having investment responsibility with respect to the Series.

“Net Asset Value” shall mean the per share value of a Series, calculated in the manner described in the Series’ Offering Materials.

“Offering Materials” shall mean the Series’ currently effective prospectus and most recently filed registration statement with the SEC relating to shares of the Series.

“Organizational Documents” shall mean certified copies of the Trust’s articles of incorporation, certificate of incorporation, certificate of formation or organization, certificate of limited partnership, bylaws, limited partnership agreement, memorandum of association, limited liability company agreement, operating agreement, confidential offering memorandum, material contracts. Offering Materials, all  SEC exemptive orders issued to the Trust, required filing, or similar documents of formation or organization, as applicable, delivered to and received by BNY Mellon.

“Oral Instructions” shall mean oral instructions received by BNY Mellon under permissible circumstances specified by BNY Mellon, in its sole discretion, as being from an Authorized Person or person believed in good faith by BNY Mellon to be an Authorized Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Laws” means the 1933 Act. the 1934 Act and the 1940 Act.

“Shares” means the shares of beneficial interest of any series or class of the Trust.

2.	Appointment.

The Trust, on behalf of the Series, hereby appoints BNY Mellon as its agent for the term of this Agreement to perform the services described herein. BNY Mellon hereby accepts such appointment and agrees to perform the duties hereinafter set forth.

3.	Representations and Warranties of the Trust.

The Trust hereby represents and warrants to BNY Mellon, which representation and warranties shall be deemed to be continuing, that:

(a)            It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)            This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action of the Board and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms:

(c)            The Trust is conducting its business in compliance with all applicable laws and regulations, both state and federal, has made and will continue to make all necessary filings including tax filings and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its Organizational Documents, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property which would prohibit its execution or performance of this Agreement;

(d)            The method of valuation of securities and the method of computing the Net Asset Value shall be as set forth in the offering Materials of the Series. To the extent the performance of any services described in Schedule I attached hereto by BNY Mellon in accordance with the then effective Offering Meterials for the Series would violate any applicable laws or regulations, the Trust shall immediately so notify BNY Mellon in writing and thereafter shall either furnish BNY Mellon with the appropriate values of securities, net asset value or other computation, as the case may be, or. instruct BNY Mellon in writing to value securities and/or compute Net Asset Value or other computations in a manner the Trust specifies in writing, and either the furnishing of such values or the giving of such instructions shall constitute a representation by the Trust that the same is consistent with all applicable laws and regulations and with its Offering Materials, all subject to confirmation by BNY Mellon as to its capacity to act in accordance with the foregoing;

(e)            The terms of this Agreement, the fees and expenses associated with this Agreement and any benefits accruing to BNY Mellon or to the Investment Advisor to or sponsor of the Trust in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, upfront payments, signing payments or periodic payments made or to be made by BNY Mellon to such Investment Advisor or sponsor or any affiliate of the Trust relating to this Agreement have been fully disclosed to the Board and that, if required by applicable law, the Board has approved or will approve the terms of this Agreement, any such fees and expenses and any such benefits:

(f)            Each person named on Exhibit B hereto is duly authorized by the Trust to be an Authorized Person hereunder:

(g)            The Trust has implemented, and is acting in accordance with, procedures reasonably designed to ensure that it will disseminate to all market participants, other than Authorized Participants (as defined in its Prospectus and Statement of Additional Information). each calculation of net asset value provided by BNY hereunder to Authorized Participants at the time BNY Mellon provides such calculation to Authorized Participants.

(h)            Without limiting the provisions of Section 22 herein, the Trust shall treat as confidential the terms and conditions of this Agreement and shall not disclose nor authorize disclosure thereof to any other person, except (i) to its employees, regulators, examiners, internal and external accountants, auditors, and counsel. (ii) for a summary description of this Agreement in the Offering Materials, (iii) to any other person when required by a court order or legal process, or (iv) whenever advised by its counsel that it would be liable for a failure to make such disclosure. The Trust shall instruct its employees, regulators, examiners, internal and external accountants, auditors, and counsel who may be afforded access to such information of the Trust’s obligations of confidentiality hereunder; and

(i)             The Trust shall promptly notify BNY Mellon in writing of any and all legal proceedings or securities investigations filed or commenced against the Trust, Investment Advisor or the Board.

4.	Representations and warranties of BNY Mellon.

BNY Mellon hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing, that:

(a)              It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b)              This Agreement has been duly authorized, executed, and delivered by BNY Mellon in accordance with all requisite action and constitutes a valid and legally binding obligation of BNY Mellon, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, creditors’ rights or equitable principles: and

(c)              It is conducting its business in compliance with all applicable laws and regulations, both state and federal, and has obtained all regulatory licenses, approvals and consents necessary to carry on its business as now conducted; there is no statute, regulation, rule, order or judgment binding on it and no provision of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on it or affecting its property that would prohibit its execution or performance of this Agreement.

5.	Delivery of Documents.

The Trust shall promptly provide, deliver, or cause to be delivered from time to time, to BNY Mellon the Trust’s Organizational Documents, a copy of any and all SEC exemptive orders issued to the Trust, and Documents and other materials used in the distribution of Shares and all amendments thereto as may be necessary for BNY Mellons to perform its duties hereunder. BNY Mellon shall not be deemed to have notice of any information (other than information supplied by BNY Mellon) contained in such Organizational Documents. Documents or other materials until they are actually received by BNY Mellon.

6.	Duties and Obligations of BNY Mellon.

(a)            Subject to the direction and control of the Board and the provisions of this Agreement. BNY Mellon shall provide to the Trust the administrative services and the valuation and computation services listed on Schedule I attached hereto.

(b)            In performing hereunder, BNY Mellon shall provide, at its expense, office space, facilities, equipment and personnel.

(c)            BNY Mellon shall not provide any services relating to the management investment advisory or sub-advisory functions of the Trust, distribution of shares of any Series, or other services normally performed by the Trust’s counsel or independent auditors and the services provided by BNY Mellon do not constitute, nor shall they be construed as constituting legal advice or the provision of legal services for or on behalf of the Trust or any other person, and the Trust acknowledges that BNY Mellon does not provide public accounting or auditing services or advice and will not be making any tax filings, or doing any tax reporting on its behalf, other than those specifically agreed to hereunder. The scope of services provided by Mellon under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Trust, unless the parties hereto expressly agree in writing to any such increase in the scope of services.

(d)            The Trust shall cause its officers, advisors, sponsor, distributor, legal counsel, independent accountants, current administrator (if any), transfer agent, and any other service provider to cooperate with BNY Mellon and to provide BNY Mellon, upon request, with such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons, and which in the opinion of BNY Mellon, is necessary in order to enable BNY Mellon to perform its duties hereunder. In connection with its duties hereunder, BNY Mellon shall not be responsible for, under any duty to inquire into, or be deemed to make any assurances with respect to the accuracy, validity or propriety of any information, documents or advice provided to BNY Mellon by any of the aforementioned persons. BNY Mellon shall not be liable for any loss, damage or expense resulting from or arising out of the failure of the Trust to cause any information, document or advice to be provided to BNY Mellon as provided herein and shall be held harmless by the Trust when acting in reasonable reliance upon such information, documents or advice relating to the Trust. All fees or costs charged by such persons shall be borne by the Trust. In the event that any services performed by BNY Mellon hereunder rely, in whole or in part, upon information obtained from a third party service utilized or subscribed to by BNY Mellon which BNY Mellon in its reasonable judgment deems reliable, BNY Mellon shall not have any responsibility or liability for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information.

(e)            Nothing in this Agreement shall limit or restrict BNY Mellon, any BNY Mellon Affiliate or any officer or employee thereof from acting for or with any third parties. and providing services similar or identical to same or all of the services provided hereunder.

(f)            The Trust shall furnish BNY Mellon with any and all instructions, explanations, information, specifications and documentation deemed necessary by BNY Mellon in the performance of its duties hereunder, including, without limitation, the amounts or written formula for calculating the amounts and times of accrual of Trust liabilities and expenses, and the value of any securities lending related collateral investment account(s). BNY Mellon not be required to include as Trust liabilities and expenses, nor as a reduction of net asset value, any accrual for any federal, state, or foreign income taxes unless the Trust shall have specified to BNY Mellon in Instructions the precise amount of the same to be included in liabilities and expenses or used to reduce net asset value. The Trust shall also furnish BNY Mellon with bid, offer, or market values of securities if BNY Mellon notifies the Trust that same are not available to BNY Mellon from a security pricing or similar service utilized, or subscribed to, by BNY Mellon which the Trust directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable at the time such information is required for calculations hereunder. At any time and from time to time, the Trust also may furnish BNY Mellon with bid, offer, or market values of securities and instruct BNY Mellon in Instructions to use such information in its calculations hereunder. BNY Mellon shall at no time be required or obligated to commence or maintain any utilization of. or subscriptions to, any securities pricing or similar service. In no event shall BNY Mellon be required to determine, or have any obligations with respect to. whether a market price represents any fair or true value, nor to adjust any price to reflect any events or announcements, including, without limitation, those with respect to the issuer thereof, it being agreed that all such determinations and considerations shall be solely for the Trust.

(g)            BNY Mellon may apply to an Authorized Person of the Trust for Instructions with respect to any matter arising in connection with BNY Mellon’s performance hereunder for the Trust, and BNY Mellon shall not be liable for any action taken or omitted to be taken by itin good faith in accordance with such Instructions. Such application for Instructions may, at the option of BNY Mellon, set forth in writing any action proposed to be taken or omitted to be taken by BNY Mellon with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. BNY Mellon shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, BNY Mellon has received Instructions from an Authorized Person in response to such application specifying the action to be taken or omitted.
(h)            BNY Mellon may obtain the advice of counsel at its own expense, and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of such counsel, provided that such advice or opinion is reasonable.
(i)             Notwithstanding any other provision contained in this Agreement or Schedule I attached hereto, BNY Mellon shall have no duty or obligation with respect to, including, without limitation, any duty or obligation to determine, or advise or notify the Trust of: (i) the taxable nature of any distribution or amount received or deemed received by, or payable to, a Series, (ii) the taxable nature or effect on a Series or its shareholders of any corporate actions, class actions, tax reclaims, tax refunds or similar events, (iii) the taxable nature or taxable amount of any distribution or dividend paid, payable or deemed paid, by a Series to its shareholders: or (iv) the effect under any federal, state, or foreign income tax laws of a Series making or not making any distribution or dividend payment, or any election with respect thereto, Further, BNY Mellon is not responsible for the identification of securities requiring U.S. tax treatment that differs from treatment under U.S. generally accepted accounting principles. BNY Mellon is solely responsible for processing such securities, as identified by the Trust or its Authorized Persons, in accordance with U.S. tax laws and regulations.

(j)          BNY Mellon shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and Schedule I attached hereto, and no covenant or obligation shall be implied against BNY Mellon in connection with this Agreement.

(k)          BNY Mellon, in performing the services required of it under the terms of this Agreement, shall be entitled to rely, to the extent such reliance is reasonable, fully on the accuracy and validity of any and all Instructions, explanations, information, specifications. Documents and documentation furnished to it by the Trust and shall have no duty or obligation to review the accuracy, validity or propriety of such Instructions, explanations, information, specifications. Documents or documentation, including, without limitation, evaluations of securities; the amounts or formula for calculating the amounts and times of accrual of the Trust’s or Series’ liabilities and expenses; the amounts receivable and the amounts payable on the sale or purchase of securities; and amounts receivable or amounts payable for the sale or redemption of Shares effected by or on behalf of a Series. In the event BNY Mellon’s computations hereunder rely, in whole or in part, upon information, including, without limitation, bid, offer or market values of securities or other assets, or accruals of interest or earnings thereon, from a pricing or similar service utilized, or subscribed to, by BNY Mellon which the Trust directs BNY Mellon to utilize, and which BNY Mellon in its judgment deems reliable. BNY Mellon shall not be responsible for, under any duty to inquire into, or deemed to make any assurances with respect to, the accuracy or completeness of such information. Without limiting the generality of the foregoing, BNY Mellon shall not be required to inquire into any valuation of securities or other assets by the Trust or any third party described in this sub-section (k) even though BNY Mellon in performing services similar to the services provided pursuant to this Agreement for others may receive different valuations of the same or different securities of the same issuers.

(l)           BNY Mellon, in performing the services required of it under the terms of this Agreement, shall not be responsible for determining whether any interest accruable to a Series is or will be actually paid, but will accrue such interest until otherwise instructed by the Trust.

(m)           BNY Mellon shall not be responsible for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) which occur directly or indirectly by reason of circumstances beyond its reasonable control in the performance of its duties under this Agreement, including, without limitation, labor difficulties within or without BNY Mellon, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss, or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, non-performance by a third party, failure of the mails, communications, computer (hardware or software) services, or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. Nor shall BNY Mellon be responsible for delays or failures to supply the information or services specified in this Agreement where such delays or failures are caused by the failure of any person(s) other than BNY Mellon to supply any instructions, explanations, information, specifications or documentation deemed necessary by BNY Mellon in the performance of its duties under this Agreement. Upon the occurrence of any such delay or failure BNY Mellon shall use commercially reasonable efforts to resume performance as soon as practicable under the circumstances.

7.	Allocation of Expenses.

Except as otherwise provided herein, all costs and expenses arising or incurred in connection with the performance of this Agreement shall be paid by the appropriate Series, including but not limited to, organizational costs and costs of maintaining corporate existence, taxes, interest, brokerage fees and commissions, insurance premiums, compensation and expenses of the Trust’s trustees, directors, officers or employees, legal, accounting and audit expenses, management, advisory, sub-advisory, administration and shareholder servicing fees, charges of custodians, transfer and dividend disbursing agents, expenses (including clerical expenses) incident to the issuance, redemption or repurchase of Shares or membership interests, as applicable, fees and expenses incident to the registration or qualification under the Securities Laws, state or other applicable securities laws of the Trust or its shares or membership interests, as applicable, costs (including printing and mailing costs) of preparing and distributing Offering Materials, reports, notices and proxy material to shareholders or members, as applicable, all expenses incidental to holding meetings of the Trust’s trustees, directors and shareholders, and extraordinary expenses as may arise, including litigation affecting the Trust and legal obligations relating thereto for which the Trust may have to indemnify its trustees, directors, officers, managers, and/or members, as may be applicable.

8.	Portfolio compliance Services.

(a)          If Schedule I contains a requirement for BNY Mellon to provide the Trust with portfolio compliance services, such services shall be provided pursuant to the terms of this Section 7 (the “Portfolio Compliance Services”). The precise compliance review and testing services to be provided shall be as directed by the Trust and as mutually agreed between BNY Mellon and the Trust, and the results of BNY Mellon’s Portfolio Compliance Services shall be detailed in a portfolio compliance summary report (the “Compliance Summary Report”) prepared on a periodic basis as mutually agreed. Each Compliance Summary Report shall be subject to review by the Trust. BNY Mellon shall have no responsibility or obligation to provide Portfolio Compliance Services other that those services specifically listed in Schedule I.

(b)          The Trust will examine each Compliance Summary Report delivered to it by BNY Mellon and notify BNY Mellon of any error, omission or discrepancy within ten (10) days of its receipt. The Trust agrees to notify BNY Mellon promptly in writing if it fails to receive any such Compliance Summary Report. The Trust further acknowledges that unless it notifies BNY Mellon of any error, omission or discrepancy within 10 days, such Compliance Summary Report shall be deemed final and shall not be reissued. In addition, if the Trust learns of any out-of-compliance condition before receiving a Compliance Summary Report reflecting such condition, the Trust will notify BNY Mellon of such condition within one (1) business day after discovery thereof.

(c)          While BNY Mellon will endeavor to identity out-of-compliance conditions, BNY Mellon does not and could not for the fees charged, make any guarantees, representations or warranties with respect to its ability to identify all such conditions. In the event of any errors or omissions in the performance of Portfolio Compliance Services that are not the result of bad faith, gross negligence or willful misconduct by BNY Mellon or BNY Mellon’s reckless disregard of its duties, the Trust’s sole and exclusive remedy and BNY Mellon’s sole liability shall be limited to re-performance by BNY Mellon of the Portfolio Compliance Services affected and in connection therewith the correction of any error or omission, if practicable and the preparation of a corrected report, at no cost to the Trust.

9.	Rule 38a-1 and Regulatory Administration Services.

(a)          If Schedule I contains a requirement for BNY Mellon to provide the Trust with compliance support services related to Rule 38a-1 promulgated under the 1940 Act and/or Regulatory Administration services, such services shall be provided pursuant to the terms of this Section 9 (such services, collectively hereinafter referred to as the “Regulatory Support Services”).

(b)          Notwithstanding anything in this Agreement to the contrary, the Regulatory Support Services provided by BNY Mellon under this Agreement are administrative in nature and do not constitute, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Trust or any other person.

(c)          All work product produced by BNY Mellon in connection with its provision of Regulatory Support Services under this Agreement is subject to review and approval by the Trust and by the Trust’s legal counsel. The Regulatory Support Services performed by BNY Mellon under this Agreement will be at the request and direction of the Trust and/or its chief compliance officer (the “Trust’s CCO”), as applicable. BNY Mellon disclaims liability to the Trust, and the Trust is solely responsible, for the selection, qualifications and performance of the Trust’s CCO and the adequacy and effectiveness of the Trust’s compliance program.

10.	Standard of Care; indemnification.

(a)           Except as otherwise provided herein. BNY Mellon and any BNY Mellon Affiliate shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by or asserted against the Trust, except those costs, expenses, damages, liabilities or claims arising out of BNY Mellon’s own bad faith, gross negligence or willful misconduct, or BNY Mellon’s reckless disregard of its duties hereunder, or that of its employees, or BNY Mellon’s breach of any of its representations. In no event shall BNY Mellon, any BNY Mellon Affiliate, or the Trust be liable to any party for any special, indirect or consequential damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action. BNY Mellon and any BNY Mellon Affiliate shall not be liable for any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, resulting from, arising out of. or in connection with its performance hereunder, including its actions or omissions, the incompleteness or inaccuracy of any specifications or other information furnished by the Trust, or for delays caused by circumstances beyond BNY Mellon’s reasonable control, unless such loss, damage or expense arises out of the bad faith, gross negligence or willful misconduct of BNY Mellon or its reckless disregard of its duties hereunder.

(b)          The Trust shall indemnify and hold harmless BNY Mellon and any BNY Mellon Affiliate from and against any and all costs, expenses, damages, liabilities and claims (including claims asserted by the Trust), and reasonable attorneys’ and accountants’ fees relating thereto, which are sustained or incurred or which may be asserted against BNY Mellon or any BNY Mellon Affiliate, by reason of or as a result of any action taken or omitted to be taken by BNY Mellon or any BNY Mellon Affiliate without bad faith, gross negligence, or willful misconduct, or reckless disregard of its duties hereunder or in reasonable reliance upon (i) the Trust’s Offering Materials or Documents (excluding information provided by BNY Mellon), (ii) any Instructions, or (iii) any opinion of legal counsel for the Trust, or arising out of transactions or other activities of the Trust which occurred prior to the commencement of this Agreement; provided, that the Trust shall not indemnify BNY Mellon nor any BNY Mellon Affiliate for costs, expenses, damages, liabilities or claims for which BNY Mellon or any BNY Mellon Affiliate is liable under the preceding sub-section 9(a). Without limiting the generality of the foregoing, the Trust shall indemnify BNY Mellon and any BNY Mellon Affiliate against and hold BNY Mellon and any BNY Mellon Affiliate harmless from any loss, damage or expense, including counsel fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

I.          Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to BNY Mellon or by or on behalf of the Trust;

II.         Action or inaction taken or omitted to be taken pursuant to this Agreement by BNY Mellon or any BNY Mellon Affiliate pursuant to Instructions of the Trust or otherwise without good faith;

III.        Any action taken or omitted to be taken by BNY Mellon in good faith in accordance with the advice or opinion of counsel for the Trust or its own counsel;

IV.        Any improper use by the Trust or its agents, distributor or investment advisor of any valuations or computations supplied by BNY Mellon pursuant to this Agreement;

V.         The method of valuation of the securities and the method of computing each Series’ net asset value; or

VI.       Any valuations of securities, other assets, or the net asset value provided by the Trust.

(c)          Actions taken or omitted in reliance on Instructions or upon any information, order, indenture, stock certificate, membership certificate, power of attorney, assignment, affidavit or other instrument believed by BNY Mellon in good faith to be from an Authorized Person, or upon the opinion of legal counsel for the Trust or its own counsel, shall be conclusively presumed to have been taken or omitted in good faith.

(d)          BNY Mellon shall promptly give notice to the Trust of any claim. BNY Mellon agrees to keep the Trust informed of the status of, and material developments in, any lawsuit, litigation or other proceeding relating to such claim, and its counsel shall discuss its response, defense, and legal action with respect to any claim with the Trust’s counsel. In the event BNY Mellon enters any settlement for an amount that is not reasonable, the Trust shall not be liable for, and its indemnity to BNY Mellon shall not include, the difference between the amount of BNY Mellon’s settlement and the highest dollar amount of a settlement that would have been reasonable.

(e)          The Trust shall not be responsible for, and BNY Mellon shall indemnify and hold the Trust harmless from and against, any and all Losses (including reasonable counsel fees) caused by: (i) BNY Mellon’s bad faith, gross negligence, or willful misfeasance, or its reckless disregard of its duties hereunder: (ii) BNY Mellon’s breach of any representation or warranty hereunder: or (iii) BNY Mellon’s violation of applicable law or regulations of any governmental authority having jurisdiction over BNY Mellon as such relates to BNY Mellon.

(f)          The terms of this Section 10 shall survive the termination of this Agreement.

11.	Compensation.

For the services provided hereunder, the Trust agrees to pay BNY Mellon such compensation as is mutually agreed to in writing by the Trust and BNY Mellon from time to time and such out-of-pocket expenses (e.g., telecommunication charges, postage and delivery charges, costs of independent compliance reviews, record retention costs, reproduction charges and transportation and lodging costs) as are incurred by BNY Mellon in performing its duties hereunder. Except as hereinafter set forth, compensation shall be calculated and accrued daily and paid monthly. The Trust authorizes BNY Mellon to debit the Trust’s custody account for all amounts due and payable hereunder. BNY Mellon shall deliver to the Trust invoices for services rendered after debiting the Trust’s custody account with an indication that payment has been made. Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement. For the purpose of determining compensation payable to BNY Mellon, the net asset value of each Series shall be computed at the times and in the manner specified in the Trust’s Offering Materials.

12.	Records; Visits.

(a)          The books and records pertaining to the Trust and the Trust’s Series which are in the possession or under the control of BNY Mellon shall be the property of the Trust. The Trust and Authorized Persons shall have access to such books and records at all times during BNY Mellon’s normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by BNY Mellon to the Trust or to an Authorized Person, at the Trust’s expense.

(b)          BNY Mellon shall keep all books and records with respect to each Series’ books of account, records of each Series’ securities transactions and all other books and records as BNY Mellon is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

13.	Term of Agreement.

(a)          This Agreement shall be effective on the date first written above and, unless terminated pursuant to its terms, shall continue until 11:59 PM on the date which is the one year anniversary of such date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof;

(b)          This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless the Trust or BNY Mellon gives written notice to the other party of its intent not to renew and such notice is received by the other party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a "Non- Renewal Notice"). In the event a party provides a Non-Renewal Notice, this Agreement shall terminate at 11:59 PM on the last day of the Initial Term or Renewal Term, as applicable.

(c)          If a party materially breaches this Agreement (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Non Defaulting Party may terminate this Agreement by giving written notice of termination to the Defaulting Party (“Breach Termination Notice”), in which case this Agreement shall terminate as of 11:59 PM on the 30th day following the date the Breach Termination Notice is given, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(d)          Notwithstanding any other provision of this Agreement, BNY Mellon may in its sole discretion terminate this Agreement immediately by sending notice thereof to the Trust upon the happening of any of the following: (i) the Trust commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against the Trust any such case or proceeding; (ii) the Trust commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for the Trust or any substantial part of its property or there is commenced against the Trust any such case or proceeding; (iii) the Trust makes a general assignment for the benefit of creditors: or (iv) the Trust admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. BNY Mellon may exercise its termination right under this Section 13(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNY Mellon of its termination right under this Section 13(d) shall be without any prejudice to any other remedies or rights available to BNY Mellon and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 19, notice of termination under this Section 13(d) shall be considered given and effective when given, not when received.

14.	Amendment.

This Agreement may not be amended, changed or modified in any manner except by a written agreement executed by BNY Mellon and the Trust to be bound thereby, and authorized or approved by the Trust’s Board.

15.	Assignment; Subcontracting.

(a)          This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable or delegable by the Trust without the written consent of BNY Mellon, or by BNY Mellon without the written consent of the Trust.

(b)          Notwithstanding the foregoing; (i) BNY Mellon may assign or transfer this Agreement to any BNY Mellon Affiliate or transfer this Agreement in connection with a sale of a majority or more of its assets, equity interests or voting control, provided that BNY Mellon gives the Trust thirty (30) days’ prior written notice of such assignment or transfer and such assignment or transfer does not impair the provision of services under this Agreement in any material respect, and the assignee or transferee agrees to be bound by all terms of this Agreementinplace of BNY Mellon;(iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to any BNY Mellon Affiliate with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall not relieve BNY Mellon of any of its liabilities hereunder; (iii) BNY Mellon may subcontract with, hire, engage or otherwise outsource to an unaffiliated third party with respect to the performance of any one or more of the functions, services, duties or obligations of BNY Mellon under this Agreement but any such subcontracting, hiring, engaging or outsourcing shall require the prior written consent of the Trust; and (iv) BNY Mellon, in the course of providing certain additional services requested by the Trust, including but not limited to, Typesetting, Money Market Fund, or eBoard Book services (“Vendor Eligible Services”) as further described in Schedule I, may in its sole discretion, enter into an agreement or agreements with a financial printer, or electronic services provider (“Vendor”) to provide BNY Mellon with the ability to generate certain reports or provide certain functionality, BNY Mellon shall not be obligated to perform any of the Vendor Eligible Services unless an agreement between BNY Mellon and the Vendor for the provision of such services is then-currently in effect, and shall only be liable for the failure to reasonably select the Vendor. Upon request. BNY Mellon will disclose the identity of the Vendor and the status of the contractual relationship, and the Trust is free to attempt to contract directly with the Vendor for the provision of the Vendor Eligible Services.

(c)          As compensation for the Vendor Eligible Services rendered by BNY Mellon pursuant to this Agreement, the Trust will pay to BNY Mellon such fees as may be agreed to in writing by the Trust and BNY Mellon. In turn, BNY Mellon will be responsible for paying the Vendor’s fees. For the avoidance of doubt, BNY Mellon anticipates that the fees it charges hereunder will be more than the fees charged to it by the Vendor, and BNY Mellon will retain the difference between the amount paid to BNY Mellon hereunder and the fees BNY Mellon pays to the Vendor as compensation for the additional services provided by BNY Mellon in the course of making the Vendor Eligible Services available to the Trust.

16.	Governing Law; Consent to Jurisdiction.

This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflict of laws principles thereof. The Trust hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder, and waives to the fullest extent permitted by law its right to a trial by jury.

17.	Severability.

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

18.	No Waiver.

Each and every right granted to BNY Mellon or the Trust hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of BNY Mellon or the Trust to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by BNY Mellon or the Trust of any right preclude any other or future exercise thereof or the exercise of any other right.

19.	Notices.

All notices, requests, consents and other communications pursuant to this Agreement in writing shall be sent as follows:

if to the Trust, at

Exchange Listed Funds Trust
10900 Hefner Pointe Drive, Suite 207
Oklahoma City, Oklahoma 73120
Attention: Garrett Stevens

if to BNY Mellon, at

BNY Mellon
2 Hanson Place
Brooklyn, NY 11217
Attention: ETF Operations

with a copy to:

The Bank of New York Mellon
One Wall Street
New York, New York 10286
Attention: Legal Dept. – Asset Servicing

or at such other place as may from time to time he designated in writing. Notices hereunder shall be effective upon receipt.

20.	Counterparts.

This Agreement may be executed in any number of counterparts. each of which shall be deemed to be an original; but such counterparts together shall constitute only one instrument.

21.	Several Obligations.

The parties acknowledge that the obligations of the Series hereunder are several and not joint, that no Series shall be liable for any amount owing by another Series and that the Series have executed one instrument for convenience only.

22.	Confidentiality.

(a) Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or BNY Mellon and their respective subsidiaries and affiliated companies each, a “Protected Party”); (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Protected Party a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable, of a Protected Party: and (d) anything designated as confidential by the Protected Party. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party: (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the Protected Party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Trust or Series information provided by BNY Mellon in connection with an independent third party compliance review; (h) is required to be released in connection with the provision of services under this Agreement: or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 22 shall survive termination of this Agreement for a period of three (3) years after such termination.

(b)            The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) inone or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Trust consents to the disclosure of and authorizes BNY Mellon to disclose information regarding the Trust (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) BNY Mellon may store the names and business contact information of the Trust’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Trust confirms that it is authorized to consent to the foregoing.

(c)            Without limiting the generality of the foregoing, BNY Mellon acknowledges and agrees that the Series are prohibited by law from making selective public disclosure of information regarding portfolio holdings, that disclosure of any and all such information to BNY Mellon hereunder is made strictly under the conditions of confidentiality set forth in this Section 22 and solely for the purposes of the performance of services hereunder, that any misuse of such information (including without limitation any disclosure to others by BNY Mellon or any trading on the basis of such information by anyone in receipt of such information) may constitute a criminal offense of trading on or tipping of material inside information regarding publicly traded securities, that access to any and all such information regarding portfolio holdings of a Series should be restricted to those persons needing such information in the course of the performance of duties hereunder, and that BNY Melton shall apprise all such persons having access of the obligation hereunder and under applicable law.

23.	Non-Solicitation.

During the term of this Agreement and for one (1) year thereafter, the Trust shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees, and the Trust shall cause the Trust’s sponsor and any affiliates of the Trust to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of BNY Mellon’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a BNY Mellon employee by the Trust, the Trust’s sponsor or an affiliate of the Trust if the BNY Mellon employee was identified by such entity solely as a result of the BNY Mellon employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

24.	Limitation of Liability.

It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused the foregoing instrument to be executed by their duly authorized officers and their seals to be hereunto affixed, all as of the latest date set forth below.

EXCHANGE LISTED FUNDS TRUST

By:
on behalf of each Series identified on Exhibit A attached hereto

Name:	J. Garrett Stevens

Title:	President

Date:	June 19, 2015

THE BANK OF NEW YORK MELLON

By:

Name:	Stephen Cook

Title:	Managing Director

Date:	7/9/2015

EXHIBIT A

Series

GaveKal Knowledge Leaders Emerging Markets ETF

GaveKal Knowledge Leaders Developed World ETF

Defensive Dividend Growth ETF

Defensive International Dividend Growth ETF

EXHIBIT B

I, J. Garrett Stevens, President of GaveKal Knowledge Leaders Emerging Markets ETF and GaveKal Knowledge Leaders Developed World ETF, organized under the laws of the State of Delaware (the “Fund”), do hereby certify that:

The following individuals serve in the following positions with the Trust, and each has been duly elected or appointed by the Board of the Trust to each such position and qualified therefor in conformity with the Trust’s Organizational Documents, and the signatures set forth opposite their respective names are their true and correct signatures. Each such person is designated as an Authorized Person under the Trust Administration and Accounting Agreement dated as of June 19, 2015, between the Trust and The Bank of New York Mellon.

Name	Position	Signature

Jay Baker	Treasurer

Richard Hogan	Secretary

SCHEDULE I

Schedule of Services

All services provided in this Schedule of Services are subject to the review and approval of the Trust’s officers, counsel and accountants, as may be applicable. The services included on this Schedule of Services may be provided by BNY Mellon or a BNY Mellon Affiliate, collectively referred to herein as “BNY Mellon”.

VALUATION AND COMPUTATION ACCOUNTING SERVICES

BNY Mellon shall provide the following valuation and computation accounting services for each Series:

■	Journalize investment, capital share and income and expense activities;
■	Maintain individual ledgers for investment securities;
■	Maintain historical tax lots for each security;
■	Reconcile cash and investment balances of each Series with the Trust’s custodian and provide the Trust’s investment adviser, as applicable, with the beginning cash balance available for investment purposes upon request;
■	Calculate various contractual expenses;
■	Calculate capital gains and losses;
■	Calculate daily distribution rate per share;
■	Determine net income;
■	Obtain security market quotes and currency exchange rates from pricing services approved by the Trust’s investment adviser, or if such quotes are unavailable, then obtain such prices from the Trust’s investment adviser, and in either case, calculate the market value of each Series’ investments in accordance with the Trust’s valuation policies or guidelines; provided, however, that BNY Mellon shall not under any circumstances be under a duty to independently price or value any of the Series’ investments itself or to confirm or validate any information or valuation provided by the investment adviser or any other pricing source, nor shall BNY Mellon have any liability relating to inaccuracies or otherwise with respect to such information or valuations;
■	Compute net asset value;
●	Such net asset value reports and statements shall be provided to the Trust at 7:00 p.m. New York time and to Authorized Participants at 9:00 p.m. New York time, in each case by such means as BNY Mellon and the Trust may agree upon from time to time.
■	Transmit or make available a copy of the daily portfolio valuation to the Trust’s investment adviser;
■	Publish basket to NSCC on for each day on which trading occurs on the NYSE;
■	Compute yields and portfolio average dollar-weighted maturity as applicable; and
■	Compute portfolio turnover rate for inclusion in the annual and semi-annual shareholder reports.

●	reports from time to time.

FUND ADMINISTRATION SERVICES

BNY Mellon shall provide the following find administration services for each Series:

■	In accordance with Instructions received from the Trust, and subject to portfolio limitations as provided by the Trust to BNY Mellon in writing from time to time, monitor each Series compliance, on a post-trade basis, with such portfolio limitations, provided that BNY Mellon maintains in the normal course of its business all data necessary to measure a Series compliance;

■	Monitor the Trust’s status as a regulated investment company under Subchapter M of the IRC and Subchapter L of the IRC (if required).

■	38a-1 Compliance Support Services

●	Provide compliance policies and procedures related to services provided by BNY Mellon and, if mutually agreed, certain of the BNY Mellon Affiliates; summary procedures thereof; and periodic certification letters.